Exhibit 3.2

AMENDMENT NO. 4 TO THE
SECOND AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
DCP MIDSTREAM PARTNERS, LP

This Amendment No. 4 (this “Amendment”) to the Second Amended and Restated Agreement of Limited Partnership of DCP Midstream Partners, LP, dated effective as of November 1, 2006 (as amended previously through the date hereof, the “Partnership Agreement”), is entered into and is effective as of January 11, 2017, by DCP Midstream GP, LP, a Delaware limited partnership (the “General Partner”), in its capacity as the general partner of the Partnership, pursuant to the authority granted to the General Partner in Article XIII of the Partnership Agreement. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

RECITALS

A.Section 13.1(a) of the Partnership Agreement provides that the General Partner may, without the approval of any Partner, amend any provision of the Partnership Agreement to reflect a change in the name of the Partnership;

B.Section 2.2 of the Partnership Agreement provides that the General Partner may change the name of the Partnership at any time and from time to time; and

C.The General Partner has determined to change the name of the Partnership to “DCP Midstream, LP.”

AMENDMENT

NOW, THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

1.    Amendments to the Partnership Agreement.

(a)    Section 1.1 of the Partnership Agreement is amended to amend and restate the following definition:

“Partnership” means DCP Midstream, LP, a Delaware limited partnership.

(b)    All other references to "DCP Midstream Partners, LP" in the Partnership Agreement are amended to mean "DCP Midstream, LP."

2.    Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect. All references in the Partnership Agreement to the “Agreement” shall be deemed to mean the Partnership Agreement as amended by this Amendment.

3.    Governing Law. This Amendment will be governed by and construed in accordance with the laws of the State of Delaware.

4.    Invalidity of Provision. If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

GENERAL PARTNER:

DCP MIDSTREAM GP, LP

By: DCP MIDSTREAM GP, LLC its General Partner

By: /s/ Michael S. Richards
Name: Michael S. Richards
Title: Vice President, General Counsel and Secretary

(Signature Page to Amendment No. 4 to Second Amended and Restated Agreement of Limited Partnership of
DCP Midstream Partners, LP)